Matthews International Corporation
March 14, 2014

RBS CITIZENS, NA.
525 William Penn Place
PW-2625
Pittsburgh, Pennsylvania 15219-1729

                                                             Exhibit 10.3

                                                                     CONFIDENTIAL

March 14, 2014

Matthews International Corporation
2 North Shore Center
Pittsburgh, PA 15212

Attention: Steven Nicola, Chief Financial Officer

Re:           $850,000,000 Senior Credit Facility

Ladies and Gentlemen:

We refer to that certain First Amended and Restated Loan Agreement, dated July 18, 2013, by and among Matthews International Corporation (the "Borrower" or "you"), the Banks (as defined therein), Citizens Bank of Pennsylvania ("Citizens"), in its capacity as administrative agent for the Banks, RBS Citizens, N.A. ("RBS Citizens" or "us"), in its capacity as joint lead arranger and joint bookrunner for the Banks, PNC Capital Markets LLC, in its capacity as joint lead arranger, joint bookrunner for the Banks, and PNC Bank, National Association ("PNC"), in its capacity as syndication agent for the Banks (as amended, modified or supplemented from time to time, the "Existing Loan Agreement"), and (b) the other Loan Documents (as defined in the Existing Loan Agreement) (the credit facility provided pursuant to the Loan Documents is hereinafter referred to as the "Senior Credit Facility").  Unless otherwise defined herein, terms defined in the Existing Loan Agreement are used herein with the same meanings.

You have advised RBS Citizens, N.A. ("RBS Citizens" or "us") that Matthews International Corporation, a Pennsylvania corporation (the "Borrower" or "you") seeks financing to (a) fund a portion of the purchase price for the proposed acquisition (the "Acquisition") of all or substantially all of the equity interests of Schawk, Inc. (the "Acquired Company") pursuant to that certain Agreement and Plan of Merger and Reorganization (the "Acquisition Agreement"), (b) repay certain existing debt of the Acquired Company and their subsidiaries (the "Refinancing"), (c) pay any costs fees and expenses in connection with the Transactions (as defined below) and (d) provide for working capital and other general corporate requirements of the Borrower and its subsidiaries (including, without limitation, permitted acquisitions) all as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the "Term Sheet").  This Commitment Letter (as defined below) describes the general terms and conditions for an amendment to the Senior Credit Facility to, among other things, (i) provide for an increase to the Revolving Credit Facility Commitment available under the Senior Credit Facility by $350 Million to $850 million by increasing the aggregate amount of Additional Increases (as defined in the Existing Loan Agreement) available under Section 2.21 of the Existing Loan Agreement by $450 million to $650 million and committing to the Accordion Increase (as defined below) and (ii) make certain other amendments as set forth more fully in the Term Sheet (the "Senior Credit Facility Amendment").  As used herein, "Borrower and its subsidiaries" will include the Acquired Company and its subsidiaries after giving effect to the Acquisition.  The Senior Credit Facility Amendment, the Accordion Increase, the Acquisition, the Refinancing and the other transactions described herein are hereinafter referred to collectively as the "Transactions".  The date on which the Senior Credit Facility Amendment is closed is referred to as the "Closing Date".

COMMITMENT

Based upon and subject to the foregoing and to the terms and conditions set forth in this Commitment Letter (the "Commitment Letter") and in the Term Sheet, RBS Citizens (individually or together with one or more of its affiliates including, without limitation, Citizens) is pleased to confirm its commitment (the "Commitment"): (i) to take such steps as are necessary or advisable to ensure that at least a Majority Banks (as defined in the Existing Loan Agreement) level of approval is given by the Banks with respect to the Senior Credit Facility Amendment as described in the Term Sheet (including an amendment to Section 2.21 of the Existing Loan Agreement to increase the aggregate Additional Increase amount permitted thereunder by $450 million to $650 million); and (ii) on and after the Closing Date, to provide up to $350 million of the first (1st) Additional Increase requested by the Borrower pursuant to Section 2.21 of the Existing Loan Agreement (the "Accordion Increase").  Without limiting the foregoing, in the event that Majority Banks refuse to consent to the amendment to Section 2.21 to permit the Accordion Increase, RBS Citizens commits either (x) to purchase commitments from existing Banks so that Majority Banks consent to the Accordion Increase or (y) to fund a replacement facility with an aggregate principal amount of not less than the $850 million which replacement facility would contain terms and conditions substantially the same as described in the Term Sheet.  RBS Citizens shall use its commercially reasonable efforts to secure commitments from the Banks and additional banks, financial institutions and other entities for the Senior Credit Facility Amendment and Accordion Increase (such additional banks, financial institutions and other entities committing to the Accordion Increase, including RBS Citizens, the "Lenders").  The Commitment of RBS Citizens hereunder to provide the entire Accordion Increase will be reduced on a dollar-for-dollar basis by the amount of any corresponding commitments received from the Banks or otherwise through syndication from the other Lenders; provided that, the commitment of RBS Citizens to provide the entire principal amount of the Accordion Increase on the terms and conditions set forth in this Commitment Letter, the Term Sheet and the Existing Loan Agreement, as amended on the Closing Date (the "Amended Loan Agreement") will be reduced only to the extent such Banks and other Lenders fund their commitments to the Accordion Increase on the effective date of the Accordion Increase.

Effective upon your agreement to and acceptance of this Commitment Letter and continuing until the earlier of (a) the end of the Successful Syndication Period (as defined in the Fee Letter) and (b) the Expiration Date or earlier termination of this Commitment Letter, the Borrower will not (other than as permitted under the terms and provisions of Section 2.21 of the Existing Loan Agreement) solicit, initiate, entertain or permit, or enter into any discussions with any other bank, investment bank, financial institution, person or entity in respect of any structuring, arranging, underwriting, offering, placing, or syndicating of all or any portion of the Senior Credit Facility, any other senior credit financing similar to, or as a replacement of, all or any portion of the Senior Credit Facility or any other financing for the Acquisition.

CONDITIONS TO COMMITMENT

RBS Citizens' Commitment hereunder is subject to the following: (a) your written acceptance, and compliance with the terms and conditions, of a letter from RBS Citizens to you (the "Fee Letter") pursuant to which you agree to pay, or cause to be paid, to RBS Citizens, for its account and for the account of the Banks and/or Lenders, as the case may be, certain fees and expenses and to fulfill certain other obligations in connection with the Senior Credit Facility Amendment as more particularly set forth therein, (b) compliance of this Commitment Letter and the Transactions with all applicable federal banking laws, rules and regulations, (c) prior to and during the primary syndication of the Accordion Increase, there shall have been no competing issuance of debt, securities or commercial bank or other credit facilities being offered, placed or arranged for purposes of consummating the Acquisition or any of the other Transactions, without the prior written consent of RBS Citizens, (d) there shall not have occurred, since December 31, 2013, a "Company Material Adverse Effect" (as defined in the Merger Agreement) and (e) the conditions set forth under the caption "Conditions Precedent to Initial Borrowing" in the Term Sheet.  It is hereby agreed that RBS Citizens and the Borrower shall use commercially reasonable efforts to (i) schedule the date of the primary bank meeting for prospective Lenders and (ii) complete and deliver the final confidential information memorandum (in form and substance reasonably satisfactory to the Lead Arranger) as soon as reasonably practicable after the date hereof in order to afford RBS Citizens at least forty-five (45) consecutive days prior to the Closing Date in which to conduct the syndication.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Financing Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking between you and us concerning the financing of the Acquisition to the contrary, (i) the only representations the accuracy of which will be a condition to the availability of the Senior Credit Facility and the Accordion Increase on the Closing Date will be (a) the representations made by or with respect to the Acquired Company in the Acquisition Agreement (but only to the extent that the breach of such representations and warranties would permit Borrower (or its applicable affiliate) not to close the Acquisition as a result of a failure of such representation and warranty in the Acquisition Agreement or be true and correct) and (b) the Specified Representations (as defined below) and (ii) the terms of the Financing Documentation will be in a form such that it does not impair the availability of the Senior Credit Facility and the Accordion Increase on the Closing Date if all conditions expressly set forth in this Commitment Letter are satisfied; provided, however, that nothing in the preceding clause (i) shall be construed to limit the individual conditions expressly set forth in the Term Sheet.  For purposes hereof, "Specified Representations" means the representations and warranties referred to in the Term Sheet relating to organization; requisite power and authority (as they relate to due authorization, execution, delivery and performance of the Financing Documentation); qualifications; due authorization, execution and delivery and enforceability of the Financing Documentation; no conflicts of the Financing Documentation with organizational documents or applicable law; binding obligation; Investment Company Act; Federal Reserve margin stock regulations; solvency as of the Closing Date (after giving effect to the Acquisition) of the Borrower and its subsidiaries on a consolidated basis; senior indebtedness; Patriot Act, OFAC and other similar money laundering or anti-terrorism laws.

SYNDICATION

It is agreed that RBS Citizens or Citizens will act as the administrative agent (in such capacity, the "Administrative Agent") for the Banks and/or the Lenders, as the case may be, and as sole lead arranger and sole book runner (in such capacity, the "Lead Arranger") of the syndication effort for the Accordion Increase.  In connection with such syndication effort, RBS Citizens, in consultation with you, will manage all aspects of the syndication, including, without limitation, making decisions as to the selection and number of institutions to be approached and when such institutions will be approached, when commitments will be accepted, which institutions will participate, the allocations of commitments among syndicate Banks or Lenders, as the case may be (subject to the terms of the Fee Letter), and the amount and distribution of fees payable to syndicate Banks or Lenders; provided that, other than as set forth in the Fee Letter, no additional fees will be payable by Borrower or its subsidiaries.  The Lead Arranger shall have the right, in consultation with you, to award titles to other co-agents or arrangers who are Lenders that provide (or whose affiliates provide) commitments in respect of the Accordion Increase; provided, that no other agent, co-agent or arranger other than the Lead Arranger will have rights in respect of the management of the syndication of the Senior Credit Facility (including, without limitation, in respect of "flex" rights under the Fee Letter, over which the Lead Arranger will have sole control).

RBS Citizens reserves the right, prior to or after the execution of definitive documentation with respect to the Senior Credit Facility and as part of any syndication thereof or otherwise, to arrange for the assignment of all or a portion of the Commitment to one or more financial institutions that will become Lenders and be party to such definitive documentation: provided that, the Commitment of RBS Citizens to provide the entire principal amount of the Accordion Increase on the terms and conditions set forth in this Commitment Letter, the Term Sheet and the Amended Loan Agreement will be reduced only to the extent any Banks or any such Lenders fund their commitments on the effective date of the Accordion Increase, and Successful Syndication is not a condition to the availability of the Accordion Increase on the Closing Date.  In addition, in connection with any such syndication, you acknowledge that RBS Citizens may allocate a portion of the fees payable under the Fee Letter to such other Banks and/or Lenders.  It is agreed, however, that no Bank or Lender, as the case may be, will receive compensation from or on behalf of you or the Acquired Company outside the terms contained herein and in the Fee Letter in order to provide its commitment to participate in the Senior Credit Facility and/or the Accordion Increase.

You understand that RBS Citizens intends to commence the syndication efforts immediately, and RBS Citizens reserves the right to conduct syndication both before and after the Closing Date.  Until the earlier of (a) the end of the Successful Syndication Period and (b) the Expiration Date or earlier termination of this Commitment Letter, you agree to (and agree to use commercially reasonable efforts to cause appropriate members of management of the Acquired Company to) actively assist RBS Citizens in completing a timely and orderly syndication of the Accordion Increase that is mutually satisfactory to RBS Citizens and you.  Such assistance shall include, but not be limited to, (a) direct contact during the syndication between senior management, representatives and advisors of the Borrower and, to the extent not in violation of applicable law, the Acquired Company, on the one hand, and the Banks and/or prospective Lenders, on the other hand, (b) assistance in the preparation of Confidential Information Memoranda for the Senior Credit Facility and/or the Accordion Increase, as applicable, and other marketing materials to be used in connection with the syndication, (c) the hosting, with RBS Citizens, of one or more meetings of Banks and/or prospective Lenders in all such cases at times mutually and reasonably agreed upon, and (d) using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of the Borrower and the Acquired Company.  RBS Citizens reserves the right to engage the services of its affiliates in furnishing the services to be performed by RBS Citizens as contemplated herein and to allocate (in whole or in part) to any such affiliates any fees payable to them in such manner as they and their affiliates may agree in their sole discretion.  You agree that RBS Citizens may share with its affiliates and advisors any information related to the Borrower, the Acquired Company, or any of their respective subsidiaries or affiliates and the Senior Credit Facility or any other matter contemplated hereby, subject to the confidentiality requirements set forth in Section 9.18 of the Existing Loan Agreement.

OTHER SERVICES

Subject to the confidentiality requirements set forth in Section 9.18 of the Existing Loan Agreement, nothing contained herein shall limit or preclude RBS Citizens or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of the Borrower or any of its affiliates, or any other party that may have interests different than or adverse to such parties.

You acknowledge that RBS Citizens and its affiliates (the "RBS Citizens Parties") may be providing debt financing, equity capital or other services (including financial advisory services) to other companies with which you the Acquired Company or your or their affiliates may have interests that conflict regarding the Transactions and otherwise, that the RBS Citizens Parties may act, without violating their contractual obligations to you, as they deem appropriate with respect to such other companies, and that the RBS Citizens Parties have no obligation in connection with the Transactions to use, or to furnish to the Borrower or its subsidiaries, confidential information obtained from other companies or entities.  In addition, you acknowledge that the RBS Citizens Parties reserve the right to arrange or to provide a committed form of acquisition financing to other potential purchasers of the Acquired Company and that, in such capacity, the RBS Citizens Parties may acquire information about the Acquired Company, the sale thereof, and such other potential purchasers and their strategies and proposals, but the RBS Citizens Parties shall have no obligation to disclose to you the substance of such information or the fact that the RBS Citizens Parties are in possession thereof.  You further acknowledge and agree that in connection with all aspects of the Transactions and this Commitment Letter, you and your affiliates, on the one hand, and RBS Citizens, on the other hand, have an arm's length business relationship and that RBS Citizens has no fiduciary obligation to you and RBS Citizens is not to act as your agent or on your behalf.  The provisions of this paragraph shall survive closing of the Senior Credit Facility Amendment and any termination of this Commitment Letter.

INFORMATION

You hereby represent and warrant that (a) all information, other than the Projections (as defined below), which has been or is hereafter made available to RBS Citizens or the Banks and/or Lenders by you, your subsidiaries or affiliates or any of your or their respective representatives in connection with the Transactions ("Information"), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (b) all financial projections concerning you and your subsidiaries and the Acquired Company and its subsidiaries that have been or are hereafter made available to RBS Citizens, or the Banks and/or Lenders by you, your subsidiaries or affiliates or any of your or their respective representatives (the "Projections") have been or will be prepared in good faith based upon assumptions deemed reasonable by you at the time prepared; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree to furnish RBS Citizens with such Information and Projections as RBS Citizens may reasonably request and to supplement the Information and the Projections from time to time until the effective date of the Accordion Increase so that the representation and warranty in the preceding sentence is correct on such date (including, without limitation, updating the Projections to the extent you become aware that such Projections have become materially inaccurate or have been prepared based upon assumptions that you believe are no longer reasonable).  In arranging the Senior Credit Facility Amendment and syndicating the Accordion Increase, RBS Citizens will be using and relying on the Information and the Projections without independent verification thereof.

Until the end of the Successful Syndication Period, upon RBS Citizens' request, you will (a) provide, and cause your affiliates and advisors to provide (and use commercially reasonable efforts to cause the Seller and the Acquired Company to provide), all information reasonably requested to assist RBS Citizens and each Bank and/or Lender in their evaluation of the Transactions, (b) provide to RBS Citizens and cause its affiliates and advisors to, and use commercially reasonable efforts to cause the Seller and the Acquired Company to, provide Information, Projections, and marketing materials and presentations (collectively, the "Informational Materials") and assist in the preparation of materials to be used in connection with marketing and presentation of the Senior Credit Facility Amendment and/or the Accordion Increase, as applicable and (c) use commercially reasonable efforts to designate Informational Materials (i) that are either available to the public or not material with respect to you the Acquired Company and their respective subsidiaries or any of their respective securities for purposes of United States federal and state securities laws as "Public Information" and (ii) that are not Public Information as "Private Information," and you acknowledge that RBS Citizens and each Bank and/or Lender will be entitled to rely on such designations.

RBS Citizens will make available the Informational Materials, marketing materials and presentations to the Banks and any other potential Lenders by posting on Intralinks, SyndTrak Online or by other comparable electronic means (collectively, the "Electronic Means").  Potential Lenders, who identify themselves as "public lenders" for the purpose of compliance with securities laws, may choose not to receive Private Information and potential Lenders who determine that they are permitted for purpose of compliance with securities laws to receive Private Information, and who have identified themselves as such, may access Private Information.

EXPENSES

You agree to (a) pay or reimburse RBS Citizens and its affiliates, from time to time on demand, for all of their reasonable fees and out-of-pocket expenses (including, without limitation, communication costs and all CUSIP fees for registration with the Standard & Poor's CUSIP Service Bureau (the "CUSIP Bureau")) incurred in connection with the Transactions, and (b) pay the reasonable fees and expenses of counsel to RBS Citizens in connection with the Transactions, in each case whether or not the Senior Credit Facility Amendment is closed or any credit is extended thereunder, other than by reason of a breach by RBS Citizens of its obligations hereunder.  The provisions of this paragraph shall survive closing of the Senior Credit Facility Amendment and the Accordion Increase, and any termination of this Commitment Letter.

INDEMNIFICATION

You agree to indemnify and hold harmless RBS Citizens and its affiliates, directors, officers, employees and agents (collectively, the "Indemnified Parties") from and against any and all actions, suits, losses, claims, damages and liabilities of any kind or nature, joint or several, to which such Indemnified Parties may become subject, related to or arising out of any matter contemplated by this Commitment Letter or any of the Transactions, including, without limitation, the execution of definitive credit documentation, the syndication and closing of the Senior Credit Facility Amendment, the Accordion Increase, or the use or contemplated use of proceeds of the Senior Credit Facility, and will reimburse the Indemnified Parties for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses) on demand as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim related to any matter subject to this indemnification or any action or proceeding arising therefrom; provided, however, that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct or from the breach by an Indemnified Party of its obligations hereunder.  You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.  The provisions of this paragraph shall survive closing of the Senior Credit Facility Amendment, the Accordion Increase and any termination of this Commitment Letter.

This Commitment Letter is addressed solely to you, and neither RBS Citizens, on the one hand, nor you, on the other hand, shall be liable to the other or any other person for any consequential or punitive damages that may be alleged as a result of this Commitment Letter or any of the Transactions.  This Commitment Letter is not intended to confer any obligations to or benefits upon any third party.  The provisions of this paragraph shall survive closing of the Senior Credit Facility Amendment, the Accordion Increase and any termination of this Commitment Letter.

CONFIDENTIALITY

Except as required by law or legal process, neither you nor any of your affiliates is authorized to show or circulate this Commitment Letter, the Fee Letter or the Term Sheet, or disclose the contents hereof or thereof, to any other person or entity (other than (i) to its affiliates, directors, officers, legal counsel and financial advisors, whether in connection with the Senior Credit Facility or otherwise and (ii) with respect to this Commitment Letter and the Term Sheet only (and not the Fee Letter), the Acquired Company and its directors, officers, legal counsel, and financial advisors; provided that (a) each of such persons shall agree to be bound by the confidentiality provisions hereof and (b) you shall be liable for any breach of such confidentiality provisions by any such person), except as may be required by law or applicable judicial process.  The provisions of this paragraph shall survive closing of the Senior Credit Facility Amendment, the Accordion Increase and any termination of this Commitment Letter.

RBS Citizens and its affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information in accordance with the provisions of Section 9.18 of the Existing Loan Agreement.  Notwithstanding the foregoing, you acknowledge and agree that RBS Citizens may disclose any information relating to (a) the Senior Credit Facility, the other Transactions and you and your subsidiaries and affiliates and the Acquired Company and its subsidiaries to potential Lenders and their respective affiliates subject to ordinary and customary confidentiality requirements to be set forth in the Confidential Information Memoranda to be prepared and distributed as contemplated herein, (b) the Senior Credit Facility to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications and (c) the Senior Credit Facility in connection with obtaining a published CUSIP from the CUSIP Bureau.  Subject to your prior review and approval (such approval to not be unreasonably withheld, conditioned or delayed) of such contemplated advertising materials, you also consent to the publication by RBS Citizens of customary advertising material using the name or logo of you or any of your subsidiaries.

Prior to the Closing Date, RBS Citizens shall have the right to review and approve (with such approval not to be unreasonably withheld or delayed and subject to disclosure requirements binding upon you under applicable law, rules or regulations, including stock exchange rules) any public announcement or public filing made by you or your representatives after the date hereof relating to the Senior Credit Facility or to RBS Citizens in connection therewith, before any such announcement or filing is made.

RBS Citizens hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L 107-56 (signed into law on October 26, 2001) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow RBS Citizens and the other Banks and/or Lenders to identify the Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to RBS Citizens and each Bank and/or Lender.

GOVERNING LAW AND MISCELLANEOUS PROVISION

This Commitment Letter (and the Term Sheet attached hereto) (a) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, (b) together with the Fee Letter constitutes the entire agreement between the parties relating to the subject matter hereof and thereof and supersedes any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof, (c) shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto, but shall not be assigned in whole or in part by you without the prior written consent of RBS Citizens, or by RBS Citizens without your prior written consent, (d) may not be amended, assigned or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto, (e) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits on, or create any rights in favor of, any other person or entity and (f) may be executed and delivered (i) in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement and (ii) by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.  The provisions of this paragraph shall survive closing of the Senior Credit Facility Amendment, the Accordion Increase, and any termination of this Commitment Letter.

ACCEPTANCE AND EXPIRATION OF COMMITMENT

This Commitment Letter shall terminate at 5:00 p.m. (Eastern Time) on March 17, 2014, unless this Commitment Letter and Fee Letter are accepted by you in writing prior to such time and, if accepted prior to such time, shall expire at the earliest of (a) 5:00 p.m. (Eastern Time) on September 30, 2014, if the Closing Date shall not have occurred by such time (the "Expiration Date"): provided, the Expiration Date shall be automatically extended to October 31, 2014 in the event that the Acquisition shall not have been consummated by September 30, 2014 as a result of the failure to obtain required regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) a material breach by you under this Commitment Letter or the Fee Letter or (c) termination of the Acquisition Agreement or consummation of the Acquisition without use of the Senior Credit Facility.

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If you are in agreement with the foregoing, please sign this Commitment Letter and return it to RBS Citizens, together with an executed copy of the Fee Letter.

Sincerely,

RBS CITIZENS, N.A.

By: /s/ Jeffrey Kung
Name: Jeffrey Kung
Title: Director

CITIZENS BANK OF PENNSYLVANIA

By: Philip R. Medsger
Name: Philip R. Medsger
Title: Senior Vice President

Agreed to and accepted as of
the date first above written

MATTHEWS INTERNATIONAL CORPORATION

By: Steven F. Nicola
Name: Steven F. Nicola
Title: Chief Financial Officer

ANNEX A

$850,000,000
SENIOR CREDIT FACILITY
SUMMARY OF PROPOSED TERMS AND CONDITIONS
Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Borrower:	Matthews International Corporation, a Pennsylvania corporation (the "Borrower").
Guarantees:
All obligations of the Borrower under the Senior Credit Facility and any interest rate protection agreements, other permitted hedging agreements and any treasury management agreements entered into with any Bank or Lender (or any affiliate of any Bank or Lender) (each a "Bank Product") will be, to the extent permitted by applicable law, irrevocably and unconditionally guaranteed on a joint and several basis by each existing and subsequently acquired or organized, material, direct or indirect, domestic subsidiary of the Borrower (including, without limitation, the Acquired Company) (each of the foregoing, individually, a "Guarantor" and, collectively, the "Guarantors") in a manner consistent with the terms and provisions of the Existing Loan Agreement.  The Borrower and the Guarantors are herein referred to as the "Loan Parties" and, individually, as a "Loan Party."

Lead Arranger and Book Runner:	RBS Citizens, N.A. ("RBS Citizens" or, in such capacity, the "Lead Arranger").
Administrative Agent:	RBS Citizens or one of its affiliates (including, without limitation, Citizens) (the foregoing, as applicable, in such capacity, the "Administrative Agent").
Banks/Lenders:	The Banks, RBS Citizens, Citizens and a syndicate of other financial institutions (the "Lenders") acceptable to the Administrative Agent after consultation with the Borrower.
Senior Credit Facility Amendment:
An amendment to the Senior Credit Facility to, among other things, increase the Revolving Credit Facility Commitment available under the Senior Credit Facility by $350 million to $850 million by amending Section 2.21 of the Existing Loan Agreement to increase the aggregate Additional Increase amount permitted thereunder by $450 million to $650 million (such amendment, together with the exercise of the Accordion Increase as contemplated herein, to result in an aggregate Commitment of $850 million) and aggregate available Additional Increases (after giving effect to the Accordion Increase) under Section 2.21 of the Existing Loan Agreement of $300 million.
The Senior Credit Facility will contain a sublimit for the issuance of letters of credit in an amount consistent with the terms and provisions of the Existing Loan Agreement, to be made available by RBS Citizens and/or Citizens (the foregoing, as applicable, the "Issuing Lender").  Letters of credit may be issued in a manner consistent with the terms and provisions of the Existing Loan Agreement.  The Senior Credit Facility will also contain a sublimit in an amount consistent with the terms and provisions of the Existing Loan Agreement for swingline loans ("Swingline Loans") to be made available by RBS Citizens.  Each Bank and/or Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan in a manner consistent with the terms and provisions of the Existing Loan Agreement.

Closing Date:	The closing date of the Senior Credit Facility Amendment (the "Closing Date"), which is anticipated to occur on or before September 30, 2014.
Use of Proceeds:
The Senior Credit Facility will be used to provide a portion of the financing for the Acquisition and the Refinancing and to provide for the working capital and general corporate requirements of the Borrower and its subsidiaries (including, without limitations, permitted acquisitions and permitted capital expenditures).

Availability:
Loans under the Senior Credit Facility will be available at any time prior to the Senior Credit Facility Maturity Date (defined below), subject to reduction by the aggregate amount of outstanding or unreimbursed Letters of Credit and the aggregate amount of outstanding Swingline Loans.

Accordion Facility:
The Borrower will be entitled at any time and from time to time prior to the final maturity date of the Senior Credit Facility to incur increases in the Senior Credit Facility (each, a "Senior Credit Facility Increase"), in an aggregate principal amount for all such Senior Credit Facility increases of up to $650 million (such accordion facility to be $300 million after the contemplated $350 Million Accordion Increase) in accordance with the terms and provisions of the Amended Loan Agreement and consistent with the terms and provisions of the Existing Loan Agreement.  Senior Credit Facility Increases will have the same Guarantees from the Guarantors.

Final Maturity:	The borrowings under the Senior Credit Facility will mature on the date set forth in the Existing Loan Agreement (July 18, 2018) (the "Senior Credit Facility Maturity Date").
Collateral:	The Senior Credit Facility is unsecured.
Mandatory Prepayments:	The Borrower shall make mandatory prepayments as required and in a manner consistent with the terms and provisions of the Existing Loan Agreement.
Voluntary Prepayments/ Commitment Reductions:	The Borrower may prepay amounts outstanding under the Senior Credit Facility in a manner consistent with the terms and provisions of the Existing Loan Agreement.
Interest Rate Options:
Loans under the Senior Credit Facility shall bear interest in a manner consistent with the terms and provisions of the Existing Loan Agreement as the same is contemplated to be amended as set forth below with respect to the Applicable Margin.

Applicable Margin:
The Applicable Margin shall initially be set based upon the financial statements for the four-quarter period most recently ended prior to the Closing Date (expected to be 1.75% for LIBOR Rate Loans and 0.75% for Base Rate Loans); provided that after the date on which the Borrower shall have delivered financial statements for the first fiscal quarter end after the Closing Date, the Applicable Margin with respect to the Senior Credit Facility shall be determined in accordance with the applicable Pricing Grid set forth below.

Commitment Fee:
The Commitment Fee for the Senior Credit Facility shall initially be 0.25% and shall be payable quarterly in arrears to the Administrative Agent for the ratable benefit of the applicable Banks and/or Lenders and shall be calculated on an actual/360-day basis, on the aggregate unutilized portion of the Senior Credit Facility from the Closing Date until termination of the commitments under the Senior Credit Facility.  After the date on which the Borrower shall have delivered financial statements for the first full fiscal quarter after the Closing Date, the Commitment Fee with respect to the Senior Credit Facility shall be determined in accordance with the applicable Pricing Grid set forth below.  Swingline Loans will, for purposes of the Commitment Fee calculations only, be deemed to be a utilization of the Commitment of Citizens only.

Pricing Grid:	The Applicable Margin and the Applicable Commitment Fee Percentage shall be based on the Leverage Ratio pursuant to the following grid (the "Pricing Grid"):

Level	Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin	Applicable Commitment Fee Percentage
I	Less than 1.00 to 1.00	.75%	0.00%	0.15%
II	Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	1.00%	0.00%	0.20%
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.25%	0.25%	0.25%
IV	Greater than or equal to 2.50 to 1.00 to 1.00 but less than 3.00 to 1.00	1.50%	0.50%	0.25%
V	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	1.75%	0.75%	0.25%
VI	Greater than or equal to 3.50 to 1.00	2.00%	1.00%	0.25%

Letter of Credit Fee:
The Letter of Credit Fee shall be a per annum rate equal to the Applicable LIBOR Margin in effect from time to time for the Senior Credit Facility on the average daily stated amount of all Letters of Credit, payable and calculated in a manner consistent with the terms and provisions of the Existing Loan Agreement.  In addition, the Borrower will pay a facing fee with respect to each Letter of Credit in an amount and payable and calculated in a manner consistent with the terms and provisions of the Existing Loan Agreement.

Conditions Precedent to Closing:	The closing of the Senior Credit Facility Amendment will be subject to each of the following:

1.Financing Documentation.  The preparation, execution and delivery of the Amended Loan Agreement with respect to the Senior Credit Facility Amendment (the "Financing Documentation"), incorporating substantially the terms and conditions as outlined in the Commitment Letter and this Term Sheet, and such other necessary and customary documents and agreements in connection with the Senior Credit Facility Amendment and/or the Accordion Increase, as applicable, as are reasonably requested by the Administrative Agent and reasonably satisfactory in form and substance to the Administrative Agent, it being understood and agreed that the Borrower, RBS Citizens and/or Citizens will negotiate in good faith to finalize the Financing Documentation consistent with the terms and provisions outlined in the Commitment Letter and this Term Sheet or, otherwise consistent with the terms and provisions of the Existing Loan Agreement.

2.Consents and Approvals.  All consents and approvals of the boards of directors (including, without limitation, the board of directors of the Acquired Company), shareholders (of either the Borrower and/or the Acquired Company, as the case may be), and governmental authorities necessary in connection with the Acquisition and the Senior Credit Facility Amendment shall have been obtained.

3.Acquisition.  All documentation related to the Acquisition shall be in full force and effect, after giving effect to any modifications, amendments, consents or waivers by the Borrower thereto, other than those modifications, amendments or waivers that would be materially adverse to the interests of the Administrative Agent and/or any Bank or Lender under the Senior Credit Facility, as determined by the Administrative Agent in its reasonable discretion, which have not been consented to in writing by the Administrative Agent (such consent to not be unreasonably withheld, conditioned or delayed).  No law or regulation will be applicable, or event will have occurred, nor will any litigation or investigation by any governmental authority be pending, nor any restraining order, preliminary or permanent injunction or other judgment, order or decree be issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, that prohibits or makes illegal the consummation of the Acquisition.

4.Litigation.  There shall be no (i) bankruptcy or insolvency proceeding, injunction, order or claim with respect to the Borrower, the Acquired Company or any of their respective subsidiaries, or (ii) any pending litigation, injunction or order which, if adversely determined would be reasonably likely to result in a Material Adverse Effect.

5.Existing Indebtedness.  All existing indebtedness for borrowed money (excluding certain permitted indebtedness to be agreed upon or as otherwise permitted under the Existing Loan Agreement) the Acquired Company and any of its subsidiaries, shall be repaid in full and all liens (excluding certain permitted liens to be agreed upon) relating thereto extinguished on or prior to the effective date of the Accordion Increase.

6.Financial Information.  (i) Pro forma consolidated financial statements for the Borrower and its subsidiaries for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available giving pro forma effect to the Transactions and a pro forma balance sheet of the Borrower and its subsidiaries as of the Closing Date giving pro forma effect to the Transactions and (ii) projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its subsidiaries, which will be quarterly for the first year after the Closing Date and annually thereafter for the term of the Senior Credit Facility) requested by the Administrative Agent shall have been delivered to the Administrative Agent and be in form and substance reasonably satisfactory thereto (it being understood that such information shall be deemed to be satisfactory if the Administrative Agent has not notified the Borrower to the contrary within thirty (30) days after delivery of such information).

7.Patriot Act Information.  The Administrative Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

8.[Reserved].
9.[Reserved].

10.Legal Opinions.  The Borrower shall deliver opinions of counsel (including any opinion, if any, delivered in connection with the Acquisition (upon which the Banks and/or the Lenders shall be entitled to rely)), in form and substance reasonably acceptable to the Administrative Agent, which shall include, without limitation, a "no conflicts" opinion between the definitive credit documentation and all organizational documents and material agreements (to include the Acquisition Agreement and all other material documentation related to the Acquisition and such other agreements as the parties shall reasonably agree) of the Loan Parties.

11.Events of Default. No Event of Default under Sections 7.01(a), 7.01(b) and/or 7.01(c) of the Existing Loan Agreement shall have occurred and be continuing.
12.[Reserved].

13.Fees and Expenses.  The Administrative Agent and the Banks and/or Lenders shall have received from the Borrower the aggregate amount of fees and expenses payable in connection with the consummation of the Transactions as provided in the Commitment Letter and Fee Letter, as applicable.

Conditions Precedent to Initial Borrowing:
The obligation of RBS Citizens to fund the Accordion Increase on the Closing Date will be subject only to (i) the conditions set forth or referred to in the Commitment Section of the Commitment Letter, (ii) items 1, 2, 3, 4, 5, 6, 7, 10, 11 and 13 of Conditions Precedent to Closing, (iii) the accuracy of representations and warranties in all material respects, and (iv) the absence of any default or event of default subject, in the case of clauses (iii) and (iv), to the limitations set forth in the Conditions to Commitment Section of the Commitment Letter.

Conditions to Additional Extensions of Credit:
Subject to the Funds Certain Provisions, each extension of credit under the Senior Credit Facility (other than funding of the Accordion Increase on the Closing Date) will be subject to satisfaction of conditions precedent consistent with those found in the Existing Loan Agreement.

Representations and Warranties:	Subject to the Funds Certain Provisions, the definitive credit documentation will contain representations and warranties consistent with those found in the Existing Loan Agreement.
Affirmative Covenants:	The definitive credit documentation will contain affirmative covenants consistent with those found in the Existing Loan Agreement.
Negative Covenants:
The definitive credit documentation will contain negative covenants consistent with those found in the Existing Loan Agreement as amended to provide for:  (i) unlimited permitted acquisitions by the Borrower so long as no Event of Default has occurred and is continuing and Borrower provides evidence, in form and substance reasonably satisfactory to the Administrative Agent, of a pro forma Leverage Ratio not to exceed a ratio of at least .25x less than the ratio required by the applicable Leverage Ratio covenant as of the date of determination; and (ii) unlimited distributions by the Borrower so long as no Event of Default under Sections 7.01(a), 7.01(b), 7.01(c) and/or, to the extent arising as a result of a breach of the financial covenants set forth in Section 5.14 of the Existing Loan Agreement, 7.01(e) of the Existing Loan Agreement has occurred and has continued uncured (such cure to be in form and substance reasonably agreed upon) for a period of time to be reasonably agreed upon.

Financial Covenants:	The definitive credit documentation will contain the following financial covenants: 1. Maximum Leverage Ratio. 2. Minimum Interest Coverage Ratio.

The financial covenants will apply to the Borrower and its subsidiaries on a consolidated basis, with:  (a) definitions and calculations consistent with the terms of the Existing Loan Agreement; provided that part (vi) of the definition of EBIT shall be amended to provide for an add-back of "other extraordinary charges, non-recurring losses and/or non-recurring expenses (including, without limitation, the costs incurred to achieve synergies)"; (b) an opening Maximum Leverage Ratio level of 4.00x on the Closing Date with a step-down to 3.50x on a schedule TBD; and (c) an opening Minimum Interest Coverage Ratio level of 4.00x on the Closing Date.

Events of Default:	The definitive credit documentation will contain events of default consistent with those found in the Existing Loan Agreement.
Assignments and Participations:
Each Bank and/or Lender will be permitted to make assignments to other financial institutions in respect of the Senior Credit Facility in a manner consistent with the terms and provisions of the Existing Loan Agreement.

Each Bank and/or Lender will be permitted to sell participations in a manner consistent with the terms and provisions of the Existing Loan Agreement.
Required Lenders:	To be defined in a manner consistent with the terms and provisions of the Existing Loan Agreement.
Defaulting Lenders:	The Senior Credit Facility will contain provisions related to defaulting lenders consistent with the terms and provisions of the Existing Loan Agreement.
Amendments and Waivers:	Amendments and waivers of the provisions of the definitive credit documentation will be made in a manner consistent with the terms and provisions of the Existing Loan Agreement.
Expenses and Indemnification:
The Loan Parties will pay (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lead Arranger (including the reasonable fees and disbursements of one outside counsel) in connection with the preparation, execution, delivery and ongoing servicing of the definitive credit documentation for the Senior Credit Facility Amendment (including, without limitation, any amendment or waiver with respect thereto and the syndication of the Accordion Increase), and (b) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Banks and/or the Lenders (including the reasonable fees and disbursements of counsel) in connection with the enforcement of the Senior Credit Facility.

The Loan Parties will indemnify the Lead Arranger, the Administrative Agent and the Lenders and hold them harmless against all claims, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) arising from or relating to the Senior Credit Facility and the other Transactions, except to the extent resulting from such indemnified party's gross negligence or willful misconduct.

Governing Law:	Pennsylvania.
Counsel to the Administrative Agent:	Clark Hill Thorp Reed, LLP.

This Summary of Terms and Conditions is intended as a summary only and does not reference all of the terms, conditions, representations, warranties, covenants and other provisions that will be contained in the definitive credit documentation for the Senior Credit Facility Amendment and the other Transactions.